Exhibit 10.7

August 26, 2003

Ms. Nina Sewell

824 Briarcliff Road

Atlanta, Georgia 30306

Dear Nina:

We are pleased to offer you a position with Corautus Genetics Inc. (the “Company”) as Senior Vice President, Clinical/Regulatory, reporting to the Company’s Chief Executive Officer, Mr. Richard Otto (please note that your election to this officer position is subject to approval by the Board of Directors of the Company (the “Board”)). If you accept our offer, your first day of employment will be September 1, 2003 (the “Effective Date”).

Salary.    Upon joining us, you will receive an annual salary of $200,000 (pro rated for partial years), which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. After the Initial Term (see Term below), your salary will be subject to periodic review in accordance with the Company’s normal compensation review procedures.

Bonus.    You will receive a $25,000 cash bonus upon the commencement of treatment of the first patient in a Phase IIb clinical trial of the Company, the protocol for which has been approved by the U. S. Food & Drug Administration (“FDA”).

Benefits.    You will be entitled to participate in the Company’s retirement or group insurance, hospitalization, medical, dental, health and accident, disability or similar plan or program now existing or established hereafter to the extent that you are eligible under the general provisions thereof and on the same basis as similarly situated employees. Benefits currently include a basic healthcare plan for each employee, short-term and long-term disability, term life insurance equal to two times your annual salary and a matching contribution to our 401K Plan equal to 50% of your contribution up to 3% of compensation. Notwithstanding the foregoing, you should note that the Company retains the right to modify its benefits programs from time to time, as it deems necessary.

Term.    The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

Stock Options.    Upon joining us, you will receive a grant of nonqualified options to purchase 50,000 shares of Corautus common stock under the Corautus Genetics Inc. 2002 Stock

Plan or any successor stock option plan (the “Option Plan”), subject to approval by the Board as required under the Option Plan. Each share will have an exercise price equal to the closing price of a share of Company common stock on the effective date of the grant, which will be the later of the date of Board action or the Effective Date. The options will become exercisable and vested as follows, subject to your continued employment on each vesting date: (i) 10,000 option shares will vest and become exercisable on the commencement of treatment of the two hundred second (202nd) patient in a Phase IIb clinical trial of the Company, the protocol for which has been approved by the FDA; (ii) an additional 10,000 option shares will vest and become exercisable on the commencement of treatment of the four hundred fourth (404th) patient in a Phase IIb clinical trial of the Company, the protocol for which has been approved by the FDA, and (iii) an additional 30,000 option shares will become fully vested and exercisable upon completion of the end of Phase IIb meeting with the FDA. The options will expire 10 years from the effective date of the grant, or 90 days after you terminate service with the Company, if earlier, provided however that if your termination is for Cause, your options will expire on your termination date.

Without Cause Termination.    If the Company terminates your employment during the Initial Term, without Cause, the Company will continue to pay your salary for a period which is the greater of (i) the remainder of the Initial Term or (ii) three months from the effective date of your termination. If the Company terminates your employment after the Initial Term, without Cause, the Company will continue to pay your salary for a period of three months from the effective date of your termination. As a condition to the payment of any such severance pay, you must sign a general release of any and all claims that you, your heirs and assigns and/or estate may have against the Company and its related parties, in such form as the Company may require. Note that for purposes of this Agreement, the termination of your employment because of your death or disability will not be deemed to be termination by the Company without Cause.

Change in Control.    Upon a change in control of the Company (as defined in Section 2(d) of the Option Plan; “Change in Control”) during your employment, all remaining unvested options from the stock option grant provided hereinabove will become fully and immediately vested and exercisable.

Definition of Cause.    For purposes of this Agreement, “Cause” shall mean:

(i)    your the willful and continuous failure to substantially perform your duties (other than as a result of a written determination of injury or illness);

(ii)    any violation by you of any Federal or state law or regulation applicable to the business of the Company, the violation of which can reasonably be expected to expose the Company to criminal investigation or prosecution, material regulatory investigation, material financial loss and/or significant injury to its business reputation, or your breach of any written agreement between you and the Company or of any other written agreement the Company may designate, or your conviction of a felony (including, without limitation, any nolo contendere plea), or any adjudication of your perpetration of a common law fraud;

(iii)    your engagement in any activity that is in conflict of interest or competitive with the Company or its affiliates (other than any isolated, insubstantial and inadvertent action not taken in bad faith and which is promptly remedied by you upon notice by the Company);

(iv)    your engaging in any act of fraud or dishonesty against the Company or any of its affiliates or any material breach of federal or state securities or commodities laws or regulations;

(v)    your engaging in an act of assault or other acts of violence in the workplace; or

(vi)    your harassment of any individual in the workplace based on age, gender or other protected status or class or violation of any policy of the Company regarding harassment.

Other Compensation.    Except for the payments and benefits, if any, explicitly provided under this agreement, you will receive no other benefits, compensation or other remuneration of any type after termination of employment, except as required by law or by the applicable terms and provisions of any employee benefit plan applicable to you. The effect of the termination of your employment on your subsequent entitlement to benefits under any bonus arrangement, stock option agreement or employee benefit plan shall be determined in accordance with the governing documents with respect to such arrangements, agreements or plans, respectively.

Withholding.    All payments to you are subject to all withholding deductions mandated by applicable law (including, without limitation, withholding for income and social security taxes) and deductions (if any) approved by you (including, without limitation, any deductions for the employee contribution for benefit programs as the Company, in its discretion, may from time to time establish), and may be further reduced by any amount owed by you to the Company at the time the payment is made in satisfaction of such obligation, to the extent permitted under applicable law.

Expenses.    The Company will reimburse you for all reasonable expenses you incur in connection with your employment duties in accordance with the Company’s normal expense reimbursement policies. Such reimbursement will only be made if you provide an account of the expenses in such detail as the Company may request.

Pre-Employment Clearance.    The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check and you will be notified in writing when this work has been completed. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Full-Time Employee.    As an employee, you agree to devote your full business time, attention, skill and effort exclusively to the performance of the duties that the Company may assign you from time to time. You agree not to engage in any business activities or to render any services of a business, commercial, or professional nature, whether or not for compensation, for the benefit of anyone other than the Company, unless the Company has given its consent in writing in advance. You may not be an officer or director of another entity unless the Company has given its prior written consent. You agree not to work for any competitive enterprise during your employment with the Company, including after hours, on weekends, or during vacation time, even if only organizational assistance or limited consultation is involved.

Company Policies and Procedures.    As a Company employee, you will be expected to abide by Company rules and standards. We expect you to conduct yourself at all times in a business-like and professional manner as appropriate for your position and to represent the Company in all respects in compliance with good business and ethical practices. In addition, you will be subject to and must abide by the policies and procedures of the Company applicable to personnel of the Company, as may be adopted from time to time. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Corautus Genetics Inc. Policies and Procedures Manual. As a condition of your employment, you will also be required to sign and comply with an Employment, Confidential Information and Inventions Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention(s) made during your employment at the Company, and non-disclosure of proprietary information. You will also be required to sign the Arbitration Agreement as a condition of employment.

Vacation and Holidays.    The Company’s holiday schedule is enclosed. In addition, employees are entitled to five personal days per year and to vacation time based upon the number of years of employment with the Company. As an officer of the Company, you can earn up to four weeks of annual vacation upon joining the Company. You will earn vacation benefits on a pro rata basis. Once you accrue your maximum allotted vacation, you will cease accruing additional vacation until you use enough vacation to fall below the maximum. At such time you will resume earning vacation from that date forward.

No Conflicts.    By accepting this offer, you represent and warrant to the Company that your acceptance of this employment arrangement will not cause you to violate the terms and conditions of any obligation or agreement to which you are a party and will not expose the Company to any liability in connection with any such obligation or agreement.

Acceptance.    To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. Upon execution of this letter, the Consulting Agreement between Vascular Genetics Inc. and CardioConsult, Inc., will be terminated. This letter, along with the Arbitration Agreement, the Employment, Confidential Information and Inventions Assignment Agreement and the Company’s Policies and Procedures Manual, sets forth the terms of your employment including, but not limited to, its at-will employment provision, supersedes any prior representations or agreements, whether written or oral, and may not be modified or amended except by a written agreement signed by the Company’s CEO and you. The unenforceability of any provision hereof shall not render unenforceable or impair the remainder of this agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions Your compensation and benefits hereunder are nontransferable and nonassignable. This offer of employment will terminate if it is not accepted, signed and returned by August 31, 2003.

We look forward to your favorable reply and to working with you at Corautus Genetics.

Sincerely,

/s/ Richard E. Otto

Richard E. Otto, President and CEO

Agreed to and accepted:

/s/ Nina Sewell

Nina Sewell

Date: 9/1/03

Enclosures:

Duplicate Original Letter

Acknowledgement Re Policies and Procedures Manual

Employment, Confidential Information, Invention Assignment Agreement

Arbitration Agreement

5